                                                      Registration No. 333-_____
     As filed with the Securities and Exchange Commission on April 18, 1997
-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  ------------

                                    FORM S-8

             Registration Statement Under The Securities Act of 1933

                               ------------------

                          HOLMES PROTECTION GROUP, INC.
             (Exact name of registrant as specified in its charter)


            Delaware                                     06-1070719
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)


                                 George V. Flagg
                          Holmes Protection Group, Inc.
                                440 Ninth Avenue
                             New York, NY 10001-1695
                                 (212) 760-0650
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices and agent for service)

                          HOLMES PROTECTION GROUP, INC.
                              AMENDED AND RESTATED
                         SENIOR EXECUTIVES' OPTION PLAN
                                       and
                          HOLMES PROTECTION GROUP, INC.
                            1996 STOCK INCENTIVE PLAN
                            (Full title of the Plans)

                                    Copy to:
                             Jeffrey W. Rubin, Esq.
                  Squadron, Ellenoff, Plesent & Sheinfeld, LLP
                                551 Fifth Avenue
                            New York, New York 10176
                                 (212) 661-6500


                         CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
                                                                        Proposed               Proposed
                                                  Amount                 Maximum                Maximum               Amount of
Title of Securities                                To Be             Offering Price            Aggregate            Registration
To Be Registered                               Registered(1)            Per Share           Offering Price               Fee
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $0.01 per share                             31,431 shares(4)      $7.28(2)               $228,817.68             $69.34
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $0.01 per share                            175,000 shares(5)      $5.50(2)               $962,500.00            $291.67
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $0.01 per share                            125,000 shares         $5.56                  $695,000.00            $210.61
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $0.01 per share                             91,000 shares         $6.00                  $546,000.00            $165.45
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $0.01 per share                             91,000 shares         $7.00                  $637,000.00            $193.03
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $0.01 per share                             91,000 shares         $8.00                  $728,000.00            $220.61
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
                                                                        Proposed               Proposed
                                                  Amount                 Maximum                Maximum               Amount of
Title of Securities                                To Be             Offering Price            Aggregate            Registration
To Be Registered                               Registered(1)            Per Share           Offering Price               Fee
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $0.01 per share                         91,000 shares             $9.00                 $819,000.00            $248.18
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $0.01 per share                         91,000 shares            $10.00                 $910,000.00            $275.76
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $0.01 per share                         25,000 shares(5)          $7.50(2)              $187,500.00             $56.82
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $0.01 per share                         50,000 shares(5)          $8.50(2)              $425,000.00            $128.79
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $0.01 per share                        172,500 shares(5)         $12.00(2)            $2,070,000.00            $627.27
---------------------------------------------------------------------------------------------------------------------------------
Common stock, par
value $0.01 per share                        997,500 shares(5)         $14.88(3)           $14,842,800.00          $4,497.82
---------------------------------------------------------------------------------------------------------------------------------
TOTALS                                                                                     $23,051,619.96          $6,985.35
=================================================================================================================================

(1) Plus such indeterminate number of shares pursuant to Rule 416 as may be issued in respect of stock splits, stock dividends and similar transactions.

(2) Based upon the actual prices at which the 1,033,931 shares subject to options currently outstanding under the Amended and Restated Senior Executives' Option Plan (the "1994 Plan") and the 1996 Stock Incentive Plan (the "1996 Plan") are exercisable.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, on the average high and low prices for the Common Stock, as reported on the Nasdaq National Market on April 14, 1997.

(4) The number of shares of Common Stock being registered represents the number of shares of Common Stock that may be issued on the date hereof under the 1994 Plan pursuant to options issued under the 1994 Plan.

(5) The number of shares of Common Stock being registered represents the number of shares of Common Stock that may be issued on the date hereof under the 1996 Plan pursuant to options issued or to be issued under the 1996 Plan.

                                     PART I


              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


         The document(s) containing information specified by Part I of this Form S-8 Registration Statement (the "Registration Statement") has been or will be sent or given to participants in the 1994 Plan and the 1996 Plan (collectively, the "Plans") as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Securities Act"). Such document(s) are not being filed with the Commission but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                EXPLANATORY NOTE

         This Registration Statement includes a Prospectus, prepared in accordance with the requirements of Form S-3, which, pursuant to General Instruction C of Form S-8, may be used for (i) the offer and sale by certain officers and directors of the Company who may be deemed to be "affiliates" of the Company, as that term is defined in Rule 405 under the Securities Act, of securities registered hereunder and (ii) reoffers and resales by certain participants in the 1994 Plan and the 1996 Plan of shares of Common Stock, which shares are "restricted securities" as defined in Rule 144 under the Securities Act, issued upon the exercise of options granted pursuant to the 1994 Plan and the 1996 Plan.

                          HOLMES PROTECTION GROUP, INC.

                                   ----------

                    COMMON STOCK (Par Value $0.01 Per Share)

                                   ----------


     UP TO 31,431 SHARES OF COMMON STOCK UNDER HOLMES PROTECTION GROUP, INC.
                  AMENDED AND RESTATED SENIOR EXECUTIVES' PLAN
                                       AND
   UP TO 2,000,000 SHARES OF COMMON STOCK UNDER HOLMES PROTECTION GROUP, INC.
                            1996 STOCK INCENTIVE PLAN

         This Prospectus relates to (i) offers and sales of shares of Common Stock, par value $0.01 per share (the "Common Stock"), of Holmes Protection Group, Inc., a Delaware corporation (the "Company" or "Holmes"), that have been or will be acquired by certain officers and directors (the "Management Selling Security Holders") who may be deemed to be "affiliates" of the Company, as defined in Rule 405 under the Securities Act of 1933 (the "Securities Act"), upon exercise of options (the "Options") granted pursuant to the Holmes Protection Group, Inc. Amended and Restated Senior Executives' Plan (the "1994 Plan") and the Holmes Protection Group, Inc. 1996 Stock Incentive Plan (the "1996 Plan") and (ii) reoffers and resales by certain participants (the "Plan Selling Security Holders," and, together with the Management Selling Security Holders, the "Selling Security Holders") in the 1994 Plan and the 1996 Plan of shares of Common Stock, which shares are "restricted securities" as defined in Rule 144 under the Securities Act, issued upon the exercise of Options granted pursuant to the 1994 Plan and the 1996 Plan.

         The Common Stock is quoted on the Nasdaq National Market(R) (the "Nasdaq National Market") under the symbol "HLMS." The closing sales price for the Common Stock on April 14, 1997 was $15.00 per share.

         Shares of Common Stock covered by this Prospectus (the "Shares") may be offered and sold from time to time directly by the Selling Security Holders or through brokers on the Nasdaq National Market or otherwise at the prices prevailing at the time of such sales. No specified brokers or dealers have been designated by the Selling Security Holders, and no agreement has been entered into in respect of brokerage commissions or for the exclusive or coordinated sale of any securities which may be offered pursuant to this Prospectus. The net proceeds to the Selling Security Holders will be the proceeds received by them upon such sales, less brokerage commissions, if any. The Company will pay all expenses of preparing and reproducing this Prospectus, but will not receive any of the proceeds from sales by any of the Selling Security Holders. The Selling Security Holders, and any broker-dealers, agents, or underwriters through whom the Shares are sold, may be deemed "underwriters" within the meaning of the Securities Act with respect to securities offered by them, and any profits realized or commissions received by them may be deemed underwriting compensation. See "Plan of Distribution."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          THE COMMON STOCK OFFERED HEREBY INVOLVES A SUBSTANTIAL DEGREE
                          OF RISK. SEE "RISK FACTORS."

         No dealer, salesman, or any other person has been authorized to give any information or to make any representation other than as contained or incorporated by reference herein and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities by anyone in any jurisdiction in which such offering may not lawfully be made. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or the information herein since the date hereof. See "Risk Factors."

                                   ----------

                  The date of this Prospectus is April 18, 1997

                              AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission"), 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration Statement (the "Registration Statement") under the Securities Act with respect to the offering and sale from time to time of the Shares. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, as permitted by the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and to the exhibits filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document which has been filed or incorporated by reference as an exhibit to the Registration Statement are qualified in their entirety by reference to such exhibits for a complete statement of their terms and conditions. Additionally, the Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, and other information statements with the Commission. Copies of such materials may be inspected without charge at the offices of the Commission, and copies of all or any part thereof may be obtained from the Commission's public reference facilities at 450 Fifth Street, N.W., Washington D.C. 20549 or at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, upon payment of the fees prescribed by the Commission. The Registration Statement has been filed electronically with the Commission. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. In addition, the Common Stock is quoted on the Nasdaq National Market. Reports and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         Incorporated herein by reference and made a part of this Prospectus are the following (1) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and (2) the description of the Common Stock, which is registered under Section 12 of the Exchange Act, contained in the Company's Registration Statement on Form 10, as amended, originally filed with the Commission on July 12, 1994. All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made hereby will be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in any document incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

         The Company will provide without charge to each person who receives a prospectus, upon written or oral request of such person, a copy of the information that is incorporated by reference herein (not including exhibits to the information that is incorporated by reference herein). Requests for such information should be directed to: Holmes Protection Group, Inc., 440 Ninth Avenue, New York, NY 10001-1695; Attention: Secretary. The Company's telephone number is: (212) 760-0650.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Certain statements included or incorporated by reference into this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions; cancellation rates of subscribers; competitive factors in the industry, including additional competition from existing competitors or future entrants to the industry; social and economic conditions; local, state and federal regulations; changes in business strategy or development plans; the Company's indebtedness; availability, terms and deployment of capital; availability of qualified personnel; and other factors referenced in this Prospectus and in the Company's filings with the Commission.

                                   THE COMPANY

         The following summary is qualified in its entirety by reference to the more detailed information and the financial statements and the related notes appearing elsewhere in this Prospectus or incorporated herein by reference. Each prospective investor is urged to read this Prospectus in its entirety. Investment in the securities offered hereby involves a high degree of risk. See "Risk Factors."

         Holmes Protection Group, Inc. (the "Company" or "Holmes") provides security alarm monitoring services and designs, sells, installs and services electronic security systems for commercial and mid- to high-end residential subscribers. These systems include event detection devices, surveillance equipment and access control devices which restrict access to specified areas. The Company currently provides its services in New York, New Jersey, Pennsylvania, Texas, Tennessee, California, Massachusetts and Florida, and conducts its operations primarily through 16 branch offices, six central monitoring station and 69 independent alarm service dealers and franchisees. According to the latest available survey, published in May 1996, the Company was the twelfth largest provider of electronic security services in the United States in terms of total 1995 revenues.

         Following an internal management transition and reorganization in 1995, the Company, in 1996, engaged the services of several former senior executives of The National Guardian Corporation, a large national electronic security alarm services company which was acquired by Ameritech Monitoring Services, Inc., in October 1995. Among the executives hired by the Company was George V. Flagg, the Company's President and Chief Executive Officer, who served as the President and Chief Executive Officer of National Guardian from 1986 to 1995. Under the direction of the Company's new management team, the Company is implementing a business strategy involving a combination of strategic acquisitions and internal growth. In regard to strategic acquisitions, the Company intends to pursue both
(i) fold-in acquisitions, which consist of businesses or portfolios of alarm monitoring accounts that can be readily combined with the Company's existing branch offices and management structure and (ii) new market acquisitions, which consist of companies in the electronic security services industry located outside the Company's current geographic market. In regard to its internal growth strategy, the Company intends to capitalize on public recognition of the historic Holmes brand name (which has been utilized in the security services industry since 1858) in connection with (i) expanding its security services product offerings, including the HolmesNet system for wireless data communications; (ii) strengthening its national accounts program; (iii) increasing its sales and marketing efforts; and (iv) expanding its dealer operations.

         The Company's revenues consist primarily of recurring payments under written contracts for security alarm monitoring activities and associated services, which represented approximately 70% of total revenues in 1996. The Company monitors digital alarm signals arising from various activities, including burglaries, fires and other events, through security systems installed at subscribers' premises. These signals are received and processed at the Company's relevant central monitoring station. In order to reduce overall manpower requirements, achieve economies of scale and other cost efficiencies, and enhance the quality of service being provided, the Company consolidated its central monitoring stations in the Northeast into one facility located in Edison, New Jersey, with monitoring capacity of approximately 60,000 accounts. In addition, the Company has acquired several businesses with central monitoring stations with the capacity to process approximately 60,000 additional accounts. An additional 21% of the Company's total revenues in 1996 was comprised of direct sales and installation of security equipment. The balance of the Company's revenues in 1996 was derived from (i) jewelry vault rentals, (ii) insured parcel delivery services for the jewelry trade and (iii) royalty fees and product sales relating to its franchise and dealer operations.

         Approximately 80% of the Company's business is derived from commercial customers, including financial institutions, jewelry and fine art dealers, corporate headquarters, manufacturers, distribution facilities and health care and education facilities. The Company's residential business focuses principally on mid- to high-end customers.

         Electronic security services is a consolidating but still a highly fragmented industry, consisting of a large number of local and regional companies and several integrated national companies. The fragmented nature of the industry can be attributed to the low capital requirements associated with performing basic installation and maintenance of electronic security systems. However, the business of a full service, integrated electronic security services company providing central station monitoring services is capital intensive, and the Company believes that the high fixed costs of establishing both central monitoring stations and full service operations contribute to the small number of national competitors. The low marginal cost of monitoring additional customers has been one of the principal factors leading full service, integrated electronic security services companies to seek acquisitions of other electronic security businesses to consolidate into their existing operations. The principal focus of the Company's business strategy is to pursue acquisitions in this environment.

                                  RISK FACTORS

         This Prospectus contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of certain uncertainties set forth below and elsewhere in this Prospectus. An investment in the Shares is highly speculative, involves a high degree of risk. Prospective investors, prior to making an investment decision, should carefully consider the following risk factors, in addition to the other information set forth in this Prospectus, in connection with an investment in the Common Stock offered hereby.

Recent Net Losses and Accumulated Deficit

         The Company incurred a net loss in 1996 and 1995 of $2,452,000 and $1,197,000, respectively. The losses reflect non-recurring charges of $700,000 and $2,074,000 in 1996 and 1995, respectively and the cumulative effect of the change in the method of accounting for non-refundable payments received from customers for company-owned systems resulting in a net credit after tax of $2,477,000 in 1995. The Company had net income of $404,000 in 1994. At December 31, 1996, the Company had an accumulated deficit of $72,829,000 up from $70,188,000 at December 31, 1995 and a working capital deficit of $2,171,000 down from $5,246,000 at December 31, 1995. For a further discussion of the effect of the non-recurring charge and the cumulative effect of the change in the method of accounting for non-refundable payments, see Notes 4 and 5 to Notes to the Consolidated Financial Statements.

Geographic Concentration

         The Company's existing subscriber base is geographically concentrated predominantly in New York, New Jersey and Pennsylvania. Accordingly, the performance of the Company may be adversely affected by regional or local economic conditions.

         The Company may from time to time make acquisitions in regions outside of its current operating area. The acquisition of companies in other regions, or in metropolitan areas in which the Company does not currently have subscribers, requires an investment by the Company. In order for the Company to expand successfully into a new area, the Company must acquire companies with a sufficient number and density of subscriber accounts in such area to support the investment. There can be no assurance that the Company will find such opportunities or that an expansion into new geographic areas will generate operating profits.

Risk Related to Growth Through Acquisitions

         One of the Company's primary strategies is to increase its revenues and the markets it serves through the acquisition of other companies in the electronic security services industry and portfolios of alarm monitoring accounts. There can be no assurance that the Company will be able to acquire or profitably manage suitable acquisition candidates or successfully integrate such businesses into its operations without substantial costs, delays or other problems. In addition, there can be no assurance that any businesses acquired will be profitable at the time of their acquisition or will achieve sales and profitability that justify the investment therein or that the Company will be able to realize expected operating and economic efficiencies following such acquisitions. Acquisitions may involve a number of special risks, including adverse effects on the Company's reported operating results, diversion of management's attention, increased burdens on the Company's management resources and financial controls, dependence on retention and hiring of key personnel, risks associated with unanticipated problems or legal liabilities, and amortization of acquired intangible assets, some or all of which could have a material adverse effect on the Company's operations and financial performance.

Customer Cancellation Rates

         The Company is heavily dependent on its recurring monitoring and service revenues. Given the relatively fixed nature of monitoring and service expenses, increases and decreases in monitoring and service revenues have a significant impact on the Company's profitability. Substantially all of the Company's monitoring and service revenues are derived from recurring charges to subscribers for the provision of various services. Although no single subscriber represents more than one-half of one percent of the Company's recurring revenue base, the Company is vulnerable to subscribers canceling their contracts. In recent years, lost recurring revenues from such cancellations have exceeded the new recurring revenues added by the Company's sales efforts. However, the Company's cancellation rate (as defined in detail below), representing lost recurring revenues from cancellations as a percentage of gross recurring revenues, decreased significantly from 15.2% in 1991 to 10.8% in 1996. Although the Company's rate of subscriber cancellations has been substantially reduced since 1991, there can be no assurance that this rate may not increase in the future for a variety of reasons associated with general economic conditions, market competition and the level of customer satisfaction with the Company's services.

         As described herein, the "cancellation rate" means the gross recurring revenues lost through cancellation in a given period; less those recurring revenues derived from subscribers who cancel their service with the Company in order to move and then contract for the Company's services at their new premises; and less those recurring revenues derived from new subscribers who occupy a vacant premises where the Company has an existing company-owned system and who contract for the Company's services using that equipment; divided by the gross recurring revenues in force at the beginning of the period, annualized and expressed as a percentage.

Competition

         The electronic security services industry is highly competitive and fragmented. The Company competes with national and regional companies, as well as smaller local companies, in all of its operations. Furthermore, new competitors are continuing to enter the industry and the Company may encounter additional competition from such future industry entrants. Subject to regulatory compliance, certain companies engaged in the telephone and cable business are competing in the electronic security services industry and other such companies may, in the future, enter the industry. Certain of the Company's current competitors have, and new competitors may have, substantially greater financial resources than the Company.

Significant Ownership of Common Stock by Certain Stockholders

         The Company believes that at March 27, 1997, seven U.S. insurance companies and other institutions (the "Institutions") owned approximately 26% (28% including warrants to purchase an aggregate of 193,150 shares of Common Stock at $10.68 per share (the "Institution Warrants")) of the Company's outstanding shares of Common Stock. The Institution Warrants are in the process of being adjusted in accordance with anti-dilution provisions contained therein to increase the number of shares purchasable and to reduce the exercise price thereof. Such adjustment will reflect the issuance of the New Bank Warrants (as defined below) and the stock options granted under the 1996 Plan. The Company does not believe that upon such adjustment the number of shares purchasable will exceed 210,000 or the exercise price thereof will be reduced below $10.00 per share. Pursuant to the Exchange Agreement, dated as of December 18, 1991, which agreement was amended as of January 31, 1992, May 24, 1992 and June 30, 1992 (the "Exchange Agreement"), between the Institutions and the Company, the Institutions are entitled to nominate two directors (the "Institution-Nominees") to the Company's Board of Directors (the "Board") based on their ownership of Common Stock. At March 27, 1997, HP Partners L.P., a Delaware limited partnership (the "Investor"), owned approximately 26% (34% including warrants to purchase 685,714 shares of Common Stock at an exercise price of $4.58 per share (the "Investor Warrants")) of the Company's outstanding shares of Common Stock. Pursuant to the Investment Agreement, dated as of June 29, 1994, between the Investor and the Company (the "Investment Agreement"), the number of directors the Investor is entitled to nominate to the Board (the "Investor-Nominees") is three. The size of the Board is currently fixed at nine members; however, there exists one vacant seat on the Board. As of a result of these separate agreements with the Company, the Institution-Nominees and the Investor-Nominees constitute a majority of the Company's directors and are therefore in a position to control the Company.

Liability for Employee Acts and Defective Equipment

         The nature of the security services provided by the Company potentially exposes it to greater risk of liability claims for employee acts or omissions or system failure than may be inherent in many other service businesses. Although
(i) substantially all of the Company's customers have subscriber agreements which contain provisions for limited liability and predetermined liquidated damages and (ii) the Company carries insurance which it believes provides adequate coverage for businesses of the Company's type, there can be no assurance that such existing arrangements will prevent the Company from being adversely affected as a result of damages arising from the acts of its employees, defective equipment or because some jurisdictions prohibit or restrict limitations on liabilities and liquidated damages. In addition, certain of the Company's insurance policies and the laws of some states may limit or prohibit insurance coverage for punitive damages and for certain other kinds of damages arising from employee misconduct.

Possible Adverse Effects of Government Regulations

         The Company's operations are subject to a variety of federal, state, county and municipal laws, regulations and licensing requirements. Many of the states in which Holmes operates, as well as certain local authorities, require Holmes to obtain licenses or permits to conduct a security alarm services business. Certain governmental entities also require persons engaged in the security alarm services business to be licensed and to meet certain standards in the selection and training of employees and in the conduct of business. The loss of such licenses, or the imposition of conditions on the granting or retention of such licenses, could have a material adverse effect on the Company. The Company believes that it holds the required licenses and is in substantial compliance with all licensing and regulatory requirements in each jurisdiction in which it operates.

Dependence upon Senior Management

         The success of the Company's business is dependent upon the active participation of the executive officers of the Company, most of whom have only recently been employed by the Company. In the event that the services of certain of such officers are lost for any reason, the Company's business may be materially and adversely affected.

Possible Anti-takeover Effects of Delaware Law

         The Company is subject to the provisions of Section 203 of the General Corporation Law of Delaware. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner or unless the interested stockholder acquires at least 85% of the corporation's voting stock (excluding shares held by certain designated stockholders) in the transaction in which it becomes an interested stockholder. A "business combination" includes mergers, asset sales, and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within the previous three years did own, 15% or more of the corporation's voting stock. This provision of the Delaware law could delay and make more difficult a business combination even if the business combination could be beneficial, in the short term, to the interests of the stockholders. This provision of the Delaware law could also limit the price certain investors might be willing to pay in the future for shares of Common Stock.

Classified Board of Directors; No Stockholder Action by Written Consent; Supermajority Voting

         Certain provisions of the Restated Certificate of Incorporation could have an anti-takeover effect by making it more difficult to acquire the Company by means of (i) a tender offer, a proxy contest or otherwise and (ii) the removal of incumbent officers and directors. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate first with the Company. However, these provisions could also delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by the Company's stockholders.

         The Company's Restated Certificate of Incorporation and By-Laws provide for the division of the Board into three classes of directors serving staggered three-year terms. The By-Laws provide that the size of the Board shall be nine, provided that the Board, by vote of three-quarters of the directors then in office, may increase or decrease the number of directors in any class. The classified board provision may prevent any party who acquires control of a majority of the outstanding voting stock of the Company from obtaining control of the Board until the second annual stockholders meeting following the date the acquiror obtains the controlling interest.

         The Restated Certificate of Incorporation of the Company also provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of meeting. Additionally, the Restated Certificate of Incorporation requires an affirmative vote of three-quarters of the Company's voting power (unless three-quarters of the total number of directors then in office shall have approved the amendment) to amend the provisions of the Restated Certificate of Incorporation with respect to the number and classification of the Board, stockholder action without written consent, director liability, indemnification and amendments to the Restated Certificate of Incorporation.

Possible Adverse Effect of "False Alarms" Ordinances

         According to an article published in American City and Country Magazine in 1996, police officers respond to more than 13.7 million alarm activations annually. Approximately 94% to 98% of these activations are false. Concern has arisen in certain municipalities about this high incidence of false alarms.

         A number of local governmental authorities have considered or adopted various measures aimed at reducing the number of false alarms. Such measures include (i) subjecting alarm monitoring companies to fines or penalties for transmitting false alarms, (ii) licensing individual alarm systems and the revocation of such licenses following a specified number of false alarms, (iii) imposing fines on alarm subscribers for false alarms, (iv) imposing limitations on the number of times the police will respond to alarms at a particular location after a specified number of false alarms and (v) requiring further verification of an alarm signal before the police will respond. Enactment of such measures could adversely affect the Company's future business and operations.

Possible Volatility of Stock Price

         The stock market has from time to time experienced extreme price and volume fluctuations that have been unrelated to the operating performance of particular companies. The market price of the Company's Common Stock may be significantly affected by quarterly variations in the Company's operating results, changes in financial estimates by securities analysts or failure by the Company to meet such estimates, litigation involving the Company, general trends in the security alarm industry, actions by governmental agencies, national economic and stock market conditions, industry reports and other factors, many of which are beyond the control of the Company.

Shares Eligible for Future Sale; Registration Rights

          As of March 27, 1997, the Company had 5,828,062 shares of Common Stock outstanding. In addition, 878,864 shares of Common Stock are reserved for issuance upon the exercise of outstanding Investor Warrants and Institution Warrants (subject to adjustment as described above in "Significant Ownership of Common Stock by Certain Stockholders"), 166,666 shares of Common Stock are reserved for issuance upon exercise of outstanding warrants issued to Merita Bank Ltd. and Bank of Boston Connecticut (the "New Bank Warrants"), 2,196,860 shares of Common Stock are reserved for issuance upon exercise of outstanding options including 165,429 shares of Common Stock which are reserved for issuance upon exercise of options which have been granted under the Company's 1992 Directors' Option Plan, 31,431 shares of Common Stock which are reserved for issuance upon exercise of options which have been granted under the 1994 Plan, 1,002,500 shares of Common Stock which are reserved for issuance upon exercise of options which have been granted under the 1996 Plan and 997,500 shares of Common Stock which are reserved for issuance upon exercise of options which may be granted pursuant to the 1996 Plan. Currently, substantially all of the shares of Common Stock outstanding are freely tradeable, except for (i) any such shares held at any time by an "affiliate" of the Company, as such term is defined under Rule 144 promulgated under the Securities Act ("Rule 144") and (ii) certain shares subject to the Registration Rights Agreements described below. The possibility that substantial amounts of Common Stock may be sold in the public market could have a material adverse effect on prevailing market prices of the Common Stock and could impair the Company's ability to raise capital or make acquisitions through the sale of its equity securities.

         Pursuant to the terms of their respective registration rights agreements, the Investor and each Institution have been granted certain registration rights with respect to their shares of Common Stock presently held or shares of Common Stock issuable upon exercise of their warrants. Similarly, pursuant to the terms of their respective registration rights agreements, each of Merita Bank Ltd. and Bank of Boston Connecticut have been granted certain registration rights with respect to shares of Common Stock issuable upon exercise of the New Bank Warrants. Finally, in connection with an acquisition that the Company made in 1996, the Company issued restricted shares of Common Stock and entered into substantially similar registration rights agreements with each of the various parties that acquired such restricted shares of Common Stock with respect thereto. The Company may experience added costs and complexity in the event such registration rights are exercised. In addition, the exercise of such rights could have an adverse effect on the market price of the Common Stock.

                                 USE OF PROCEEDS

         The Company is unable to predict the time, if ever, when the Options will be exercised and, therefore, is unable to estimate the net proceeds from the exercise of the Options. Accordingly, it is expected that the net proceeds from the sale of the Common Stock underlying the Options will be used by the Company for general corporate purposes. The Company will not receive any proceeds from the sale of the Common Stock by the Selling Security Holders.

                            SELLING SECURITY HOLDERS

         The following table sets forth (i) the name and principal position(s) over the past three years with the Company of each of the Selling Security Holders, (ii) the number of shares of Common Stock beneficially owned by each Selling Security Holder as of April 14, 1997; and (iii) the number of shares of Common Stock available to be acquired by each Selling Security Holder pursuant to the Plans being registered hereby, some or all of which shares may be sold pursuant to this Prospectus. Since any or all of the shares of Common Stock listed below may be offered for sale by the Selling Security Holders from time to time, no estimate can be given as to the number of shares of Common Stock (or the percentage of the total class of Common Stock outstanding) that will be held by the Selling Security Holders upon termination of this offering. Also included among the Selling Security Holders may be certain unnamed non-affiliates of the Company, each of whom holds less than the lesser of 1000 shares or 1% of the shares issuable under each Plan. When and if further information becomes available with respect to the names of additional Selling Security Holders or the amounts of securities to be acquired pursuant to the Plans and sold by the Selling Security Holders, such information will be included in a prospectus supplement. Except as otherwise indicated, the Selling Security Holders listed on the table have sole voting and investment power with respect to the shares of Common Stock indicated.

                                                                       NUMBER OF        NUMBER
                                                                       SHARES OF       OF SHARES
                                                                        COMMON           OF
                                                                         STOCK          COMMON
                                                                       SUBJECT TO        STOCK
                                                                        OPTIONS          OWNED        NUMBER
                                                                         OWNED          BEFORE          OF
NAME OF SELLING                 POSITION WITH                          BEFORE THE         THE         SHARES
SECURITY HOLDER                  THE COMPANY                            OFFERING       OFFERING       OFFERED
==============================================================================================================
Pierre Besuchet                 Director                                 25,000        44,048(1)(2)   25,000

James L. Boehme                 Executive Vice President-Sales          195,000        78,000(2)     195,000(3)
                                and Marketing

Daniel T. Carroll               Director                                 25,000        27,000(2)      25,000

George V. Flagg                 President, Chief Executive Officer      260,000       110,000(2)     260,000(3)
                                and Director

Lawrence R. Glenn               Director                                 25,000        25,000(2)      25,000

Mark S. Hauser                  Director and Vice Chairman of the        40,000     2,241,600(2)(4)   40,000
                                Board

Lawrence R. Irving              Vice President-Finance                   25,000        10,000(2)      25,000(3)

William P. Lyons                Director and Chairman of the             85,000     2,305,600(2)(4)   85,000
                                Board

David Jan Mitchell              Director                                 55,000     2,259,600(2)(4)   55,000

Edward L. Palmer                Director                                 25,000        26,464(2)      25,000

Glenn C. Riker                  Senior Vice President-Human              18,854         6,427(5)(6)   18,854(3)
                                Resources and Assistant Secretary

Dennis M. Stern                 Senior Vice President, General           25,000         5,000(2)      25,000(3)
                                Counsel and Secretary

William Spier                   see footnote 4                           40,000     2,249,600(2)      40,000

---------------------
(1) Excludes vested options to purchase 17,884 shares of Common Stock granted to Mr. Besuchet under the Company's 1992 Directors' Option Plan (the "Directors Plan"). Grants of stock options are no longer permitted under the Directors Plan. Such options have a current exercise price of $13.97 per share, however, they become exercisable only if the price per share of the Common Stock on the Nasdaq National Market is not less than $24.45 for 30 consecutive trading days. Such condition had not been met as of April 14, 1997.

(2) Includes options granted under the 1996 Plan to each of Messrs. Besuchet, Carroll, Glenn, Hauser, Lyons, Mitchell, Palmer and Spier to purchase 25,000, 25,000, 25,000, 40,000, 85,000, 55,000, 25,000 and 40,000 shares of
     Common Stock, respectively, at exercise prices ranging from $5.50 to $5.56 per share. Excludes options granted under the 1996 Plan which have not yet vested to each of Messrs. Flagg, Boehme, Irving and Stern to purchase 156,000, 117,000, 15,000 and 20,000 shares of Common Stock, respectively, in accordance with their respective employment agreements.

(3) Includes shares of Common Stock underlying options which have been granted to such Selling Security Holder but which have not yet vested and are not exercisable within 60 days of the date hereof. See footnote 2 above and 6 below.

(4) Includes 1,515,886 shares of Common Stock and warrants to purchase 685,714 shares of Common Stock owned by HP Partners L.P. Messrs. Hauser, Mitchell and Spier (a former director of the Company who resigned on September 30, 1996) are stockholders and directors of the general partner of HP Partners L.P. and Messrs. Mitchell and Spier are also limited partners of HP Partners L.P. Messrs. Hauser, Mitchell and Spier are also the sole stockholders of the special limited partner of HP Partners L.P. which is entitled to various rights relating to 285,714 of the partnership's warrants. Pursuant to HP Partners L.P.'s partnership agreement, Mr. Lyons has an arrangement to participate in any economic benefit which Mr. Spier obtains as a result of Mr. Spier's shareholding interest in such general partner.

(5) Includes vested options granted under the 1994 Plan to Mr. Riker to purchase 4,427 shares of Common Stock at an exercise price of $7.28 per share. These options become exercisable only if the price per share of the Common Stock on the Nasdaq National Market is not less than $13.30 for 30 consecutive trading days. Such condition had been met as of April 14, 1997. Also includes vested options granted under the 1996 Plan to purchase 2,000 shares of Common Stock at an exercise price of $12.00 per share.

(6) Excludes options which have not yet vested granted under the 1994 Plan to purchase 4,427 shares of Common Stock at $7.28 per share, and options which have not yet vested granted under the 1996 Plan to purchase 8,000 shares of Common Stock at $12.00 per share.


                          DESCRIPTION OF CAPITAL STOCK

Description of Securities

         The following summary of the terms of the Company's capital stock does not purport to be complete and is qualified in its entirety by reference to the applicable provisions of Delaware law, the Company's Restated Certificate of Incorporation and the Company's By-Laws.

         As set forth in the Restated Certificate of Incorporation of the Company, the Company's authorized capital stock consists of 12,000,000 shares of Common Stock, par value $.01 per share, of which 5,828,062 shares were outstanding as of March 27, 1997, and 1,000,000 shares of undesignated Preferred Stock, par value $1.00 per share, of which no shares are outstanding.

         On March 27, 1995, the Company effected a reverse stock split pursuant to which one new share of Common Stock, $.01 par value, was exchanged for every fourteen (14) whole shares of Common Stock, $.25 par value, then issued or outstanding and shareholders received a cash payment in lieu of any fractional shares. All share amounts and related share price information contained in this Prospectus or incorporated by reference herein have been adjusted to give effect to such reverse stock split.

Common Stock

         The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to the prior right of any holders of Preferred Stock with respect to dividends, the holders of Common Stock are entitled to receive ratably such dividends as are declared by the Board out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock have the right to a ratable portion of assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of Preferred Stock. Except with respect to the Institutions pursuant to the Exchange Agreement (as hereinbefore defined in "Risk Factors--Significant Ownership of Common Stock by Certain Stockholders"), the holders of Common Stock have no preemptive rights or rights to convert their Common Stock into any other securities and are not subject to future calls or assessments by the Company. All outstanding shares of Common Stock are fully paid and non-assessable.

Preferred Stock

         The Board has the authority to issue the Preferred Stock in one or more series and to determine the rights, preferences, privileges and restrictions, including the dividend rights, dividend rate, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or the designations of such series, without any further vote or action by the stockholders, except that (i) any voting rights conferred on such Preferred Stock require the consent of three-quarters of the entire Board and a majority of the shares of Common Stock then outstanding and (ii) no regular dividends may be paid with respect to the Preferred Stock without the consent of the holders of a majority of the shares of Common Stock then outstanding. These rights and privileges of the Preferred Stock could adversely affect the voting power of holders of Common Stock or their rights to receive dividends or liquidation proceeds. The Company has no present plans to issue any shares of Preferred Stock. It should be noted, however, that pursuant to the terms of the Institution Warrants and the Investor Warrants, the Company is prohibited from issuing any capital stock of any class which has the right to more than one vote per share or which is preferred as to dividends or as to the distribution of assets upon voluntary or involuntary dissolution, liquidation or winding up of the Company.

Warrants

         Investor Warrants. The Investor Warrants entitle the holder thereof to purchase 685,714 shares of Common Stock and are exercisable at an exercise price of $4.58 per share at any time prior to expiration, subject to adjustment upon certain dilutive events. The Investor Warrants expire on August 1, 2004.

         Institution Warrants. The Institution Warrants initially entitled the holders thereof to purchase an aggregate of 147,572 shares of Common Stock, subject to adjustment upon certain dilutive events. The Institution Warrants expire on August 13, 2002. The Institution Warrants are exercisable at any time prior to expiration at an exercise price which is subject to adjustment upon certain dilutive events.

         As a result of the antidilution provisions contained in the Institution Warrants, upon the issuance of the Investor Shares and Investor Warrants to the Investor pursuant to the Investment Agreement, the Institution Warrants were adjusted to provide for an increase in the number of shares purchasable to 193,150 and a reduction in the exercise price from $13.97 to $10.68. Additionally, the Institution Warrants are in the process of being adjusted in accordance with antidilution provisions contained therein to increase the number of shares purchasable and to reduce the exercise price thereof. Such adjustment will reflect the issuance of the New Bank Warrants and the stock options granted under the 1996 Plan. The Company does not believe that upon such adjustment the number of shares purchasable will exceed 210,000 or the exercise price thereof will be reduced below $10.00 per share.

         The material provisions of the Investor Warrants and the Institution Warrants (collectively the "Warrants") are substantially similar. Each of the Warrants provides that the exercise price and the number of shares of Common Stock issuable upon exercise of the Warrants are subject to adjustment, from time to time, upon issuance of shares of Common Stock below certain specified prices, payment of dividends by the Company in shares of Common Stock or extraordinary cash dividends, subdivision by the Company of its Common Stock, combination by the Company of the outstanding shares of Common Stock into a smaller number of shares of Common Stock, issuance by the Company of certain rights, options, warrants, evidences of its indebtedness or assets, or in case of any consolidation, merger or sale of substantially all of the assets of the Company. Also, as stated above, the terms of the Warrants prohibit the Company from issuing preferred stock.

         New Bank Warrants. The New Bank Warrants entitle the holders thereof to purchase 166,666 shares of Common Stock and are exercisable at an exercise price of $9.75 per share at any time prior to the expiration, subject to adjustment upon certain dilutive events. The New Bank Warrants expire on the later of August 30, 2002 or one year after the date on which repayment is made in full on any indebtedness incurred pursuant to the Credit Facility.

         Each of the New Bank Warrants provides that the exercise price and the number of shares of Common Stock issuable upon exercise of the Warrants are subject to adjustment, from time to time, upon issuance of shares of Common Stock below certain specified prices, payment of dividends by the Company in shares of Common Stock or extraordinary cash dividends, subdivision by the Company of its Common Stock, combination by the Company of the outstanding shares of Common Stock into a smaller number of shares of Common Stock, issuance by the Company of certain rights, options, warrants, evidences of its indebtedness or assets, or in case of any consolidation, merger or sale of substantially all of the assets of the Company.

Delaware Law and Certain Charter and By-Law Provisions

         The Company is subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person becomes an interested stockholder, the business consummation is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

         The Company's Amended and Restated By-Laws (the "By-Laws") and its Restated Certificate of Incorporation were amended in 1994 to provide for the division of the Board into three classes of directors serving staggered three-year terms. The By-Laws provide that the Board, by vote of three-quarters of the directors then in office, may increase or decrease the size of the Board and the number of directors in any class. Currently, the size of the Board is fixed at nine members; however, there exists one vacant seat on the Board. The Restated Certificate of Incorporation also provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.

         The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's Certificate of Incorporation or By-Laws, unless a corporation's Certificate of Incorporation or By-Laws, as the case may be, requires a greater percentage. The Restated Certificate of Incorporation requires an affirmative vote of three-quarters of the Company's voting power (unless three-quarters of the total number of directors then in office shall have approved the amendment) to amend the provisions of the Restated Certificate of Incorporation with respect to the number and classification of the Board, stockholder action without written consent, director liability, indemnification and amendments to the Restated Certificate of Incorporation.

         The Restated Certificate of Incorporation contains certain provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a Director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances, such as the breach of a Director's duty of loyalty or acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law. Further, the Restated Certificate of Incorporation contains provisions to indemnify the Company's Directors and officers. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as Directors.

Transfer Agent and Registrar

         ChaseMellon Shareholder Services, L.L.C. serves as Transfer Agent and Registrar for the Common Stock.


                              PLAN OF DISTRIBUTION

         The Shares offered by this Prospectus may be sold from time to time by the Selling Security Holders or by transferees thereof. No underwriting arrangements have been entered into by the Selling Security Holders. The distribution of the Shares by the Selling Security Holders may be effected in one or more transactions that may take place in the over-the-counter market, including ordinary broker's transactions, privately negotiated transactions, or through sales to one or more dealers for resale of such shares as principals, at prevailing market prices at the time of sale, prices related to prevailing market prices, or negotiated prices. Underwriter's discounts and usual and customary or specifically negotiated brokerage fees or commissions may be paid by a Selling Security-Holder in connection with sales of the Shares.

         In order to comply with certain state securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Shares may not be sold unless such Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may not simultaneously engage in market-making activities with respect to such Shares for a period of two or nine business days prior to the commencement of such distribution. In addition to, and without limiting, the foregoing, each of the Selling Security Holders and any other person participating in a distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-2, 10b-6, and 10b-7 (and, upon its effectiveness, Regulation M, which has been promulgated by the Commission to replace such rules), which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Security Holders or any such other person. All of the foregoing may affect the marketability of the Shares. The Company will bear all expenses of the offering, except that the Selling Security Holders will pay any applicable brokerage fees or commissions and transfer taxes.

                                  LEGAL MATTERS

         The validity of the Shares has been passed upon for the Company by Squadron, Ellenoff, Plesent & Sheinfeld, LLP, New York, New York.

                                     EXPERTS

         The consolidated financial statements and schedule incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

================================================================================

No dealer, salesman, or any other person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offering made hereby, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the dates as of which such information is furnished.

                     --------------------

                       TABLE OF CONTENTS

                                                           Page
                                                           ----

Available Information.........................................2
Incorporation of Certain Documents by Reference...............2
Special Note Regarding Forward Looking Statements.............2
The Company...................................................3
Risk Factors..................................................4
Use of Proceeds...............................................8
Selling Security Holders......................................8
Description of Capital Stock.................................10
Plan of Distribution.........................................12
Legal Matters................................................12
Experts......................................................13


================================================================================


==============================






      _________________


            HOLMES
      PROTECTION GROUP,
             INC.









         Common Stock








      _________________

          PROSPECTUS

      _________________




        April 18, 1997



==============================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. Incorporation of Certain Documents by Reference


         Incorporated herein by reference and made a part of the Registration Statement are the following documents filed by the Company with the Commission:
(1) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996; (2) the Company's Proxy Statement on Schedule 14A filed with the Commission on November 13, 1996; and (3) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on July 12, 1994. All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made hereby will be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

         A copy of any and all of the information included in documents (but not exhibits thereto except to the extent exhibits have been incorporated in such documents) that have been incorporated by reference in this Prospectus but which are not delivered with this Prospectus will be provided by the Company without charge to any person to whom this Prospectus is delivered, upon the oral or written request of such person. Such requests should be directed to Holmes Protection Group, Inc., 440 Ninth Avenue, New York, NY 10001-1695, Attention:
Secretary.

Item 4. Description of Securities

         Not Applicable.

Item 5. Interests of Named Experts and Counsel

         The validity of the Common Stock issuable upon the exercise of options granted pursuant to the Plans will be passed upon by Squadron, Ellenoff, Plesent & Sheinfeld, LLP, 551 Fifth Avenue, New York, New York 10176.

Item 6. Indemnification of Directors and Officers

                 Delaware General Corporation Law (the "DGCL"), Section 102(b)(7), enables a corporation in its original certificate of incorporation, or an amendment thereto validly approved by stockholders, to eliminate or limit personal liability of members of its Board for violations of a director's fiduciary duty of care. However, the elimination of limitation shall not apply where there has been a breach of the duty of loyalty, failure to act in good faith, intentional misconduct or a knowing violation of a law, the payment of a dividend or approval of a stock repurchase which is deemed illegal or an improper personal benefit is obtained. The Company's Restated Certificate of Incorporation eliminates the liability of directors to the extent permitted by
Section 102(b)(7) of the DGCL.

         Reference is made to Section 145 of the DGCL which provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgement, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative(other than an action by or in the right of the corporation (a "derivative action")); if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provided that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise. The Restated Certificate of Incorporation of the Company provides for such indemnification of its directors and officers as permitted by Delaware law.

         Reference is made to Article Eleventh of the Restated Certificate of Incorporation of the Company for certain indemnification rights of officers and directors of the Company.

         In addition, the Company maintains a directors' and officers' liability insurance policy.

Item 7. Exemption from Registration Claimed

         Not Applicable.

Item 8. Exhibits


    3.1    Restated Certificate of Incorporation.(1)

    3.2    Amended and Restated By-Laws.(1)

    4.3 Holmes Protection Group, Inc. Amended and Restated Senior Executives' Option Plan.(2)

    4.4    Holmes Protection Group, Inc. 1996 Stock Incentive Plan. (*)

    4.5 Employment Agreement between the Company and George V. Flagg, dated January 8, 1996. (3)

    4.6 Employment Agreement between the Company and James L. Boehme, dated January 8, 1996. (3)

    4.7    Amendment to Employment Agreement between the Company and James
           L. Boehme, dated June 5, 1996. (4)

    4.8 Employment Agreement between the Company and Lawrence R. Irving, dated May 13, 1996. (4)

    5.1 Opinion of Squadron, Ellenoff, Plesent & Sheinfeld, LLP dated March 31, 1997.(*)

   23.1    Consent of Squadron, Ellenoff, Plesent & Sheinfeld, LLP (included in
           Exhibit 5).(*)

   23.2    Consent of Arthur Andersen LLP.(*)

   24.1    Power of Attorney (included on the signature page hereof).(*)


--------------------

(1) Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.

(2) Incorporated by reference to Amendment No. 1 to the Company's Registration Statement on Form 10/A dated October 13, 1994.

(3) Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

(4) Incorporated by reference to the Company's Registration Statement on Form S-1, dated July 26, 1996.

(*)  Filed herewith.

Item 9. Undertakings

    (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 17th day of April, 1997.

                          HOLMES PROTECTION GROUP, INC.



                          By: /s/ George V. Flagg
                          -----------------------------------------------
                          George V. Flagg
                          President, Chief Executive Officer and Director

                                POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints George V. Flagg and Lawrence R. Irving, or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


         Signature                      Title                         Date
         ---------                      -----                         ----




  /s/ George V. Flagg            President, Chief Executive       April 17, 1997
  -------------------------      Officer and Director
      George V. Flagg            (Principal Executive Officer)

  /s/ Lawrence R. Irving
  -------------------------      Vice President /Finance          April 17, 1997
      Lawrence R. Irving         (Principal Financial Officer)


  /s/ Daniel T. Carroll
  -------------------------      Director                         April 17, 1997
      Daniel T. Carroll

  /s/ Lawrence R. Glenn
  -------------------------      Director                         April 17, 1997
      Lawrence R. Glenn


  /s/ Mark S. Hauser
  -------------------------      Director, Vice Chairman          April 17, 1997
      Mark S. Hauser             of the Board


  /s/ William P. Lyons
  --------------------------     Director, Chairman of            April 17, 1997
      William P. Lyons           the Board

   /s/ David Jan Mitchell
   --------------------------    Director                         April 17, 1997
       David Jan Mitchell

   /s/ Edward L. Palmer
   --------------------------    Director                         April 17, 1997
       Edward L. Palmer

                                  Exhibit Index

  Exhibit
   Number                     Description
  -------                     -----------

     3.1  Restated Certificate of Incorporation.(1)

     3.2  Amended and Restated By-Laws.(1)

     4.3 Holmes Protection Group, Inc. Amended and Restated Senior Executives' Option Plan.(2)

     4.4  Holmes Protection Group, Inc. 1996 Stock Incentive Plan. (*)

     4.5 Employment Agreement between the Company and George V. Flagg, dated January 8, 1996. (3)

     4.6 Employment Agreement between the Company and James L. Boehme, dated January 8, 1996. (3)

     4.7 Amendment to Employment Agreement between the Company and James L. Boehme, dated June 5, 1996. (4)

     4.8 Employment Agreement between the Company and Lawrence R. Irving, dated May 13, 1996. (4)

     5.1 Opinion of Squadron, Ellenoff, Plesent & Sheinfeld, LLP dated March 31, 1997.(*)

     23.1 Consent of Squadron, Ellenoff, Plesent & Sheinfeld, LLP (included in
          Exhibit 5.1).(*)

     23.2 Consent of Arthur Andersen LLP.(*)

     24.1 Power of Attorney (included on the signature page hereof).(*)


--------------------

(1) Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.

(2) Incorporated by reference to Amendment No. 1 to the Company's Registration Statement on Form 10/A dated October 13, 1994.

(3) Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

(4) Incorporated by reference to the Company's Registration Statement on Form S-1, dated July 26, 1996.

(*)  Filed herewith.